Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2022 Profit

First Quarter 2022 Highlights

●	Pre-tax income of $25 million, net income of $18 million, or $0.35 per diluted share
●	Took delivery of four E175 aircraft for Alaska Airlines under a previously announced agreement
●	Placed seven E175 aircraft into service with American Airlines under a previously announced agreement
●	Named one of “America’s Best Large Employers” by Forbes for the second year in a row in 2022

ST. GEORGE, UTAH, April 28, 2022 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2022, including net income of $18 million, or $0.35 per diluted share, compared to a net income of $36 million, or $0.71 per diluted share, for Q1 2021.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “Demand for our product remained strong during the first quarter and we were able to generate results slightly ahead of our expectations. We are pleased to have the liquidity and resources to position us for long-term success and to continue to invest in our fleet transition. We continue working through an imbalance of pilots, which is our current constraint in monetizing the exceptionally strong demand for our product. I want to thank our people for their creativity and flexibility as we navigate this transition.”

Financial Results

Revenue was $735 million in Q1 2022, up from $535 million in Q1 2021, or 38%, as a result of SkyWest’s Q1 2022 block hours on completed flights up 13% from Q1 2021, with the remaining increase largely due to COVID-19 revenue concessions given to our major airline partners in Q1 2021.

Operating expenses were $683 million in Q1 2022, up from $454 million in Q1 2021, or 51%. The increase in operating expenses was primarily due to $193 million in payroll support program grants received from U.S. Treasury reflected as an offset to Q1 2021 operating expenses. Salaries, wages and benefits were up $80 million from Q1 2021 and maintenance costs were down $55 million from Q1 2021.

Capital and Liquidity

SkyWest had $856 million in cash and marketable securities at March 31, 2022, similar to $860 million at December 31, 2021.

Total debt at March 31, 2022 was $3.2 billion, up from $3.1 billion at December 31, 2021, reflecting the financing of four new E175 aircraft delivered in Q1 2022. Capital expenditures during Q1 2022 were $114 million for the purchase of the four E175s and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced agreements. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with American for 20 E175 aircraft

●	18 aircraft were delivered in 2021 and two deliveries are expected in Q2 2022.
●	Seven aircraft were in scheduled service as of Q1 2022 and 13 aircraft are expected to be placed into service by the end of 2022.

Flying contract with Delta for 16 E175 aircraft

●	16 aircraft deliveries are anticipated in the second half of 2022.
●	SkyWest anticipates financing the aircraft through debt.
●	The 16 aircraft are expected to be placed into service by early 2023

Flying contract with Alaska for 11 E175 aircraft

●	Four aircraft were delivered in Q1 2022, six deliveries are anticipated in Q2 2022, and one delivery is expected in the first half of 2023.
●	10 aircraft are scheduled to be placed into service in 2022 and one aircraft in 2023.
●	SkyWest anticipates financing the aircraft through debt.

Combined, SkyWest anticipates placing 47 E175 aircraft into service under these previously announced agreements by early 2023. As of March 31, 2022, 22 aircraft were delivered and 25 aircraft have deliveries scheduled through early 2023.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 500 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 36 million passengers in 2021.

SkyWest will host its conference call to discuss its first quarter 2022 results today, April 28, 2022, at 2:30 p.m. Mountain Time. The conference call number is 1-888-440-4038 for domestic callers, and 1-646-960-0861 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/358010671.This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2022 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the impact of the COVID-19 pandemic on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods, including the return to pre-COVID production levels and expected timing thereof, expected production levels in 2022 and associated staffing challenges, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the funding received under the U.S. Treasury Department’s payroll support programs on SkyWest’s business and operations, the continued uncertainty of the duration, scope and impact of COVID-19, a further spread or worsening of COVID-19, and other potential future outbreaks of infectious diseases or other health concerns, the consequences of the COVID-19 pandemic to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; uncertainty regarding ongoing hostility between Russia and the Ukraine and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additionally, the risks, uncertainties and other factors set forth above or otherwise referred to in the reports that the Company files with the Securities and Exchange Commission may be further amplified by the global impact of the COVID-19 pandemic.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
OPERATING REVENUES:
Flying agreements	$708,063	$511,191
Lease, airport services and other	27,089	23,364
Total operating revenues	735,152	534,555

OPERATING EXPENSES:
Salaries, wages and benefits	300,058	219,842
Aircraft maintenance, materials and repairs	148,413	203,827
Depreciation and amortization	102,745	109,597
Aircraft fuel	25,090	19,194
Airport-related expenses	19,205	24,448
Aircraft rentals	15,996	15,490
Payroll support grant	—	(193,173)
Other operating expenses	71,597	54,488
Total operating expenses	683,104	453,713
OPERATING INCOME	52,048	80,842

OTHER INCOME (EXPENSE):
Interest income	425	284
Interest expense	(28,592)	(31,354)
Other income, net	880	216
Total other expense, net	(27,287)	(30,854)

INCOME BEFORE INCOME TAXES	24,761	49,988
PROVISION FOR INCOME TAXES	7,027	14,088
NET INCOME	$17,734	$35,900

BASIC EARNINGS PER SHARE	$0.35	$0.71
DILUTED EARNINGS PER SHARE	$0.35	$0.71

Weighted average common shares:
Basic	50,480	50,286
Diluted	50,708	50,727

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
Cash and marketable securities	$856,451	$860,410
Other current assets	215,518	208,183
Total current assets	1,071,969	1,068,593

Property and equipment, net	5,399,307	5,373,635
Deposits on aircraft	129,514	124,964
Other long-term assets	548,168	558,755
Total assets	$7,148,958	$7,125,947

Current portion, long-term debt	$410,124	$391,798
Other current liabilities	732,164	802,823
Total current liabilities	1,142,288	1,194,621

Long-term debt, net of current maturities	2,791,274	2,717,420
Other long-term liabilities	925,681	946,392
Stockholders' equity	2,289,715	2,267,514
Total liabilities and stockholders' equity	$7,148,958	$7,125,947

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	March 31, 2022	December 31, 2021	March 31, 2021
E175 aircraft	215	211	193
CRJ900 aircraft	44	44	40
CRJ700 aircraft	114	114	98
CRJ200 aircraft	140	140	137
Total aircraft in service or under contract	513	509	468

As of March 31, 2022, SkyWest leased 34 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above). The E175 aircraft counts are based on delivery date.

Selected operational data:

	For the three months ended March 31,
Block hours by aircraft type:	2022	2021	% Change
E175s	146,177	128,498	13.8%
CRJ900s	25,855	24,006	7.7%
CRJ700s	67,878	63,095	7.6%
CRJ200s	71,083	60,583	17.3%
Total block hours	310,993	276,182	12.6%

Departures	176,211	154,894	13.8%
Passengers carried	8,787,367	5,708,589	53.9%
Adjusted flight completion	98.9%	99.9%	(1.0)	pts
Raw flight completion	96.2%	97.3%	(1.1)	pts
Passenger load factor	77.6%	56.7%	20.9	pts
Average trip length	515	540	(4.6)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.